                                                             OMB APPROVAL
                                                       ---------------------
                               UNITED STATES                 OMB Number:
                    SECURITIES AND EXCHANGE COMMISSION        3235-0145
                          Washington, D.C. 20549          Expires: December
                                                               31, 1997
                                                          Estimated average
                                                                burden
                                                              hours per
                                                          response. . .14.90
                                                       ---------------------


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



-------------------------------------------------------------------------------
                            INCO HOMES CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)



                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                 453257  10  7
-------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 17 pages

-------------------------                                  -------------------
CUSIP NO.  453257  10  7            13G                    PAGE 2 OF 17 PAGES
-------------------------                                  -------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      IRA C. NORRIS

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
      INAPPLICABLE
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      UNITED STATES OF AMERICA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY
       EACH               607,405
    REPORTING      -----------------------------------------------------------
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH

                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          607,405
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      607,405
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      INAPPLICABLE
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      28.4%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 17 pages

-------------------------                                  -------------------
CUSIP NO.  453257  10  7            13G                    PAGE 3 OF 17 PAGES
-------------------------                                  -------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NANCY D. NORRIS

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
      INAPPLICABLE
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      UNITED STATES OF AMERICA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY
       EACH               607,405
    REPORTING      -----------------------------------------------------------
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH

                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          607,405
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      607,405
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      INAPPLICABLE
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      28.4%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 3 of 17 pages

-------------------------                                  -------------------
CUSIP NO.  453257  10  7            13G                    PAGE 4 OF 17 PAGES
-------------------------                                  -------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NORRIS LIVING TRUST DATED 2/17/89
      (IRA C. NORRIS AND NANCY D. NORRIS AS CO-TRUSTEES)
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
      INAPPLICABLE
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      UNITED STATES OF AMERICA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            607,405
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY
       EACH
    REPORTING      -----------------------------------------------------------
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          607,405
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      607,405
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      INAPPLICABLE
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      28.4%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 4 of 17 pages

Item 1.
 (a) Name of Issuer - INCO HOMES CORPORATION
 (b) Address of Issuer's Principal Executive Offices - 1282 West Arrow Highway, Upland, CA 91786

Item 2.
 (a) Name of Persons Filing -

     IRA C. NORRIS
     NANCY D. NORRIS
     NORRIS LIVING TRUST DATED 2/17/89 (IRA C. NORRIS AND NANCY D. NORRIS AS CO-TRUSTEES)

 (b) Address of Principal Business Office or, if none, Residence - 1282 West Arrow Highway, Upland, CA 91786

 (c) Citizenship -

     IRA C. NORRIS - United States of America
     NANCY D. NORRIS - United States of America
     NORRIS LIVING TRUST DATED 2/17/89 - California

 (d) Title of Class of Securities - Common Stock

 (e) CUSIP Number - 453257  10  7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
 (a) [ ] Broker or Dealer registered under Section 15 of the Act
 (b) [ ] Bank as defined in section 3(a)(6) of the Act
 (c) [ ] Insurance Company as defined in section 3(a)(19) of the act
 (d) [ ] Investment Company registered under section 8 of the Investment Company Act
 (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
     Act of 1974 or Endowment Fund; see (S)240.13d-l(b)(l)(ii)(F)
 (g) [ ] Parent Holding Company, in accordance with (S)240.13d-l(b)(ii)(G) (Note: See Item 7)
 (h) [ ] Group, in accordance with (S)240.13d-l(b)(l)(ii)(H)

Item 4. Ownership

 (a) Amount Beneficially Owned -

     IRA C. NORRIS - 607,405
     NANCY D. NORRIS - 607,405
     NORRIS LIVING TRUST DATED 2/17/89 - 607,405

 (b) Percent of Class -

     IRA C. NORRIS - 28.4%
     NANCY D. NORRIS - 28.4%
     NORRIS LIVING TRUST DATED 2/17/89 - 28.4%

 (c) Number of shares as to which such person has:

    (i)   sole power to vote or to direct the vote -

          IRA C. NORRIS - 0
          NANCY D. NORRIS - 0
          NORRIS LIVING TRUST DATED 2/17/89 - 607,405

    (ii)  shared power to vote or to direct the vote -

          IRA C. NORRIS - 607,405
          NANCY D. NORRIS - 607,405
          NORRIS LIVING TRUST DATED 2/17/89 - 0

                              Page 5 of 17 pages

    (iii) sole power to dispose or to direct the disposition of -

          IRA C. NORRIS - 0
          NANCY D. NORRIS - 0
          NORRIS LIVING TRUST DATED 2/17/89 - 607,405

    (iv)  shared power to dispose or to direct the disposition of -

          IRA C. NORRIS - 607,405
          NANCY D. NORRIS - 607,405
          NORRIS LIVING TRUST DATED 2/17/89 - 0

Item 5. Ownership of Five Percent or Less of a Class
  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Institutional Equity Partners, LLC
Overland Opportunity Fund
Thomas Hantges

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
  Inapplicable

Item 8. Identification and Classification of Members of the Group
  Inapplicable

Item 9. Notice of Dissolution of Group
  Inapplicable

Item 10. Certification
  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              Page 6 of 17 pages

                                   SIGNATURE

  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February  1, 1999

                                         Signature: /s/ Ira C. Norris
                                                   ---------------------------
                                         Name:  Ira C. Norris

                                         Signature: /s/ Nancy D. Norris
                                                   ---------------------------
                                         Name:  Nancy D. Norris

                                         NORRIS LIVING TRUST DATED 2/17/89

                                         Signature: /s/ Ira C. Norris
                                                   ---------------------------
                                         Name:  Ira C. Norris, as Co-Trustee

                                         Signature: /s/ Nancy D. Norris
                                                   ---------------------------
                                         Name:  Nancy D. Norris, as Co-Trustee


  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                              Page 7 of 17 pages

                                   EXHIBIT A

                              AGREEMENT FOR JOINT
                            FILING OF SCHEDULE 13G

  Ira C. Norris and Nancy D. Norris, individually and as Trustees of the Norris Living Trust Dated 2/17/89, agree that the Schedule 13G dated February 1, 1999 regarding Inco Homes Corporation has been filed on behalf of each of Ira C. Norris and Nancy D. Norris, and the Norris Living Trust Dated 2/17/89.


                                  Signature: /s/ Ira C. Norris
                                            --------------------------------
                                  Name:      Ira C. Norris


                                  Signature: /s/ Nancy D. Norris
                                            --------------------------------
                                  Name:      Nancy D. Norris



                                  NORRIS LIVING TRUST DATED 2/17/89


                                  Signature: /s/ Ira C. Norris
                                            --------------------------------
                                  Name:      Ira C. Norris, as Co-Trustee


                                  Signature: /s/ Nancy D. Norris
                                            --------------------------------
                                  Name:      Nancy D. Norris, as Co Trustee


                              Page 8 of 17 pages

                                   EXHIBIT B

                       SCHEDULE 13G FILED IN PAPER FORM
                            DATED FEBRUARY 11, 1994


                                                           OMB APPROVAL
                                                      -----------------------
                                UNITED STATES          OMB Number: 3235-0145
                               SECURITIES AND          Expires: December 31,
                                  EXCHANGE             1997
                                 COMMISSION
                           Washington, D.C. 20549      Estimated average
                                                       burden
                                                       hours per response..
                                                       .14.90
                                                       ----------------------

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No._______)*




                            INCO HOMES CORPORATION
-------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 453257  10  7
-------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 9 of 17 pages

-------------------------                                  -------------------
CUSIP NO.  453257  10  7            13G                    PAGE 2 OF 9 PAGES
-------------------------                                  -------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Norris, Ira C.

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            412,063
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY
       EACH               2,029,505
    REPORTING      -----------------------------------------------------------
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          412,063
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,029,505
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,441,568
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      30.58%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 17 pages

-------------------------                                  -------------------
CUSIP NO.  453257  10  7            13G                    PAGE 3 OF 9 PAGES
-------------------------                                  -------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Norris, Nancy D.

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States of America
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            15,938
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY
       EACH               2,029,505
    REPORTING      -----------------------------------------------------------
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          15,938
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,029,505
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,045,443
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      25.62%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 17 pages

-------------------------                                  -------------------
CUSIP NO.  453257  10  7            13G                    PAGE 4 OF 9 PAGES
-------------------------                                  -------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Norris Living Trust Dated 2/17/89
      (Ira C. Norris and Nancy D. Norris as Co-Trustees)
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            2,024,505
      SHARES       -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY
       EACH               0
    REPORTING      -----------------------------------------------------------
     PERSON          7    SOLE DISPOSITIVE POWER
      WITH
                          2,024,505
                   -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,024,505
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      25.35%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 17 pages

                                         (Page 5 of 9 Pages)


Item 1(a). Name of Issuer:

     Inco Homes Corporation

Item 1(b). Address of Issuer's principal Executive Offices:

     1282 W. Arrow Highway
     Upland , CA 91786

Item 2(a). Name of Person Filing:

     Norris, Ira C.

     Norris, Nancy D.

     Norris Living Trust Dated 2/17/89 (Ira C. Norris and Nancy D. Norris as Co-Trustees)

Item 2(b). Address of Issuer's principal Executive Offices:

     1282 W. Arrow Highway
     Upland, CA 91786

Item 2(c). Citizenship:

     Norris, Ir C.:  United States of America
     Norris, Nancy D.: United States of America
     Norris Living Trust Dated 2/17/89: California

Item 2 (d).  Title of Class of Securities:

     Common Stock

Item 2(e). CUSIP Number:

     453257 10 7

Item 3. if this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     Not applicable

                              Page 13 of 17 pages

                                         (Page 6 of 9 Pages)


Item 4.  Ownership

     Norris, Ira C.

    (a) Amount Beneficially Owned: 2,331,568 Shares:
                                   -----------------

    (b)  percent of Class:  30.58%
                            ------

    (c) Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote: 412,063.
                                                         --------

        (ii)   shared power to vote or to direct the vote:
               2,029,505.
               ---------

       (iii)   sole power to dispose or to direct the disposition of:
               412,063
               -------

       (iv)    shared power to dispose or to direct the disposition of:
               2,029,505
               ---------

    Norris, Nancy D.

    (a) Amount Beneficially Owned: 2,045,443 Shares:
                                   -----------------

    (b)  percent of Class:  25.62%
                            ------

    (c) Number of shares as to which such person has:

       (i)     sole power to vote or to direct the vote: 15,938.
                                                         -------

       (ii)    shared power to vote or to direct the vote:
               2,029,505.
               ---------

       (iii)   sole power to dispose or to direct the disposition of:
               15,938.
               ------

       (iv)    shared power to dispose or to direct the disposition of:
               2,029,505
               ---------


                              Page 14 of 17 pages

                                         (Page 7 of 9 Pages)



    Norris Living Trust Dated 2/17/89

    (a) Amount Beneficially Owned: 2,024,505 Shares:
                                   -----------------

    (b)  percent of Class:  25.35%
                            ------

    (c) Number of shares as to which such person has:

       (i)     sole power to vote or to direct the vote: 2,024,505.
                                                         ---------

       (ii)    shared power to vote or to direct the vote:
               0
               -

       (iii)   sole power to dispose or to direct the disposition of:
               2,024,505
               ---------

       (iv)    shared power to dispose or to direct the disposition of:
               0
               -

Item 5.  Ownership of Five Percent on behalf of Another Person.

         Not Applicable

Item 6.  Ownership of More than Five Percent on behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable


                              Page 15 of 17 pages

                                         (Page 8 of 9 Pages)

 Item 10.  Certification.

        Not Applicable



                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Date:


                    Signature:  /s/ Ira C. Norris
                               --------------------------------------
                    Name:       Ira C. Norris

                    Signature:  /s/ Nancy D. Norris
                               --------------------------------------
                    Name:       Nancy D. Norris


                    NORRIS LIVING TRUST DATED 2/17/89


                    Signature:  /s/ Ira C. Norris
                               --------------------------------------
                    Name:       Ira C. Norris, as Co-Trustee

                    Signature:  /s/ Nancy D. Norris
                               --------------------------------------
                    Name:       Nancy D. Norris, as Co-Trustee


                              Page 16 of 17 pages

                                         (Page 9 of 9 Pages)


                                   Exhibit A

                              Agreement for Joint
                            Filing of Schedule 13G


    Ira C. Norris and Nancy D. Norris, individually and as Trustees of the Norris Living Trust Dated 2/17/89, agree that the Schedule 13G dated February 11, 1994 regarding Inco Homes Corporation has been filed on behalf of each of Ira C. Norris and Nancy D. Norris, and the Norris Living Trust Dated 2/17/89.

                    Signature:  /s/ Ira C. Norris
                               ------------------------------------
                    Name:       Ira C. Norris

                    Signature:  /s/ Nancy D. Norris
                               ------------------------------------
                    Name:       Nancy D. Norris


                    NORRIS LIVING TRUST DATED 2/17/89

                    Signature:  /s/ Ira C. Norris
                               ------------------------------------
                    Name:       Ira C. Norris, as Co-Trustee

                    Signature:  /s/ Nancy D. Norris
                               ------------------------------------
                    Name:       Nancy D. Norris, as Co-Trustee


                              Page 17 of 17 pages